Exhibit 99.1

SWISHER ANNOUNCES DIRECTOR STEVEN R. BERRARD WILL NOT STAND FOR REELECTION TO BOARD OF DIRECTORS

CHARLOTTE, NC – March 6, 2014 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing solutions, announced today that current Director Steven R. Berrard has notified the Board of Directors that he will not stand for reelection at Swisher’s 2014 Annual Meeting of Stockholders.

“I appreciate the opportunity to have served Swisher and its Stockholders over the past ten years as a Director, and previously as President and Chief Executive Officer,” said Mr. Berrard.  “I wish the entire Swisher team all the best in their continued efforts and will support Swisher as one of its largest stockholders.”

 “I want to personally thank Steve for all of the hard work and dedication he has put into leading, transforming and growing Swisher throughout the last decade,” said Richard L. Handley, Chairman of the Board of Swisher.  “On behalf of the entire Swisher team, we extend our gratitude to Steve for everything he has contributed to the company and wish him great success in his future endeavors.”

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout much of North America and internationally through its network of company-owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with: (i) consumable products such as detergents, cleaning chemicals, soap, paper and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; and (iii) manual cleaning of their facilities. Swisher serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116

Garrett Edson, ICR
Phone: (203) 682-8331